Exhibit 10.1

DATED 9 MARCH 2012

TOMEN DEVICES CORPORATION

and

ACL INTERNATIONAL HOLDINGS LIMITED

SHAREHOLDERS’ AGREEMENT

Deacons
5th Floor
Alexandra House
18 Chater Road
Hong Kong

Fax: 28100431
Tel: 28259211

INDEX

Parties		Page

Clause No.

l	Interpretation	3

2	Organisation of the Company	5

3	Establishment of the PRC Subsidiary	6

4	Business of the Companies and Contributions of the Parties	7

5	Management and Administration of the Company	8

6	Management and Administration of the PRC Subsidiary	9

7	Executive Officers	9

8	Shareholders’ Meetings	10

9	Accounting and Books of Account	10

10	Finance	11

11	Dividend Policy	11

12	Restrictions and Undertakings	11

13	Confidentiality and Announcements	12

14	Termination	12

15	Termination Notice	14

16	Special Liabilities of the Shareholders	14

17	Indemnity	15

18	Transfer of Shares and No Security	15

19	General	17

20	Notices	17

21	Agreement to prevail	18

22	Counterparts	18

23	Legal Expenses	18

24	Governing Law and Jurisdiction	18

Appendix “A”: proposed Articles of Association of the Company

Appendix “B”: Authorisation Table

SHAREHOLDERS’ AGREEMENT

DATED 9 March 2012

PARTIES

(l)	TOMEN DEVICES CORPORATION, a company incorporated in Japan, the registered office of which is at 8-12, Harumi 1-chome, Chuo-ku, Tokyo, Japan (“Tomen”);

and

(2)

ACL INTERNATIONAL HOLDINGS LIMITED, a company incorporated in Hong Kong, the registered office of which is at Room 1701, 17/F., Tower 1, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong (“ACL”).

(hereinafter individually a “Party” and collectively the “Parties”).

RECITALS

(A)

Tomen has been one of the authorised distributors of Samsung Japan Corporation (“SJC”) in Japan (which is also one of Tomen’s shareholders as at the date of this Agreement) with regard to certain semi-conductors and electronics parts manufactured by Samsung group.

(B)

ACL’s subsidiary Atlantic Components Limited (“Atlantic”) has been one of the authorised distributors of Samsung Electronics Co., Ltd. (“SECC”) in Hong Kong and Shenzhen, China with regard to similar products manufactured by Samsung group.

(C)

SECC now wishes to strengthen its distribution network in Hong Kong, Macau and China and ACL wishes Tomen to join it in such distributorship business in Hong Kong, Macau and China and Tomen desires to do so.

(D)

Tomen and ACL wish to establish a joint venture by establishing and operating a company in Hong Kong and establishing its wholly owned subsidiary in Shenzhen, China for the above purpose upon the terms set out in this Agreement.

PROVISIONS

1.	INTERPRETATION

1.1	In this Agreement including the Recitals the following expressions shall have the following meanings except where the context otherwise requires:-

“Authorisation Table”
the Authorisation Table referred to in Clause 7.2, the current one of which as at the date of this Agreement is attached in Appendix “B”;

“Articles of Association”
the Articles of Association of the Company adopted or altered as the case may by pursuant to Clause 2.1(d);

“Board”
the Board of Directors of the Company;

“Business”
the business of the Company referred to in Clause 4.1;

“China”
the People’s Republic of China excluding Hong Kong, Macau and Taiwan;

“Companies”
the Company and the PRC Subsidiary;

“Company”
a company to be established in accordance with Clause 2.1, the intended name of which is “ATMD (Hong Kong) Ltd.”;

“Directors”
the directors of the Company (and “Director” shall be construed accordingly);

“Encumbrance”

a mortgage, charge, pledge, lien, option, restriction, hypothecation, assignment, right to acquire or of pre-emption, third-party right or interest, other encumbrance, priority or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, and any agreement or obligation to create or grant any of the aforesaid;

“Hong Kong”
Hong Kong Special Administrative Region of the People’s Republic of China;

“Macau”
Macau Special Administrative Region of the People’s Republic of China;

“Notice of Termination”
a notice of termination to be served by a Party in accordance with Clause 14.1;

“PRC Subsidiary”
a wholly owned foreign enterprise wholly owned by the Company to be established in Shenzhen in accordance with the terms of this Agreement;

“Products”

Semi-conductors and electronics parts manufactured by Samsung group and/or any other products that the meeting of the Board may decide that the Companies are to sell in the Territory from time to time, as provided in Clause 4.1;

“Shares” or “Share”
the issued shares from time to time in the capital of the Company or any one of them;

“Shareholder”
Tomen and ACL or either of them and, where the context permits, any holder(s) or transferee(s) of Shares; and

“Territory”
China, Hong Kong and Macau.

1.2	For the purposes of Clauses 15 and 18, the following expressions shall have the following meanings:

“Net Asset Value”

the net asset value (stated as a price per Share) as conclusively reported by the Referee (acting as an expert and not as an arbitrator and whose costs shall be borne by the Company) by reference to the latest audited balance sheets but without taking into account goodwill;

“Referee”

the Auditors or if they are unable or unwilling to act such other firm of certified public accountants in Hong Kong qualified to act as auditors of the Company agreed between the Parties, failing which such firm of certified public accountants as the President for the time being of the Hong Kong Society of Accounts may select on the application of the Directors;

1.3	References to Clauses are references to clauses or sub-clauses of this Agreement.

1.4	Headings are for ease of reference only and do not form part of this Agreement.

1.5	The Appendices form part of this Agreement.

1.6	Reference to any Ordinance, regulation or other statutory provision includes reference to such Ordinance or regulation or provision as modified codified or re-enacted.

2.	ORGANISATION OF THE COMPANY

2.1	As soon as practicable after execution of this Agreement each of the Parties shall or cause to take the following steps:-

(a)

the establishment of the Company in Hong Kong (to be called “ATMD (Hong Kong) Ltd.” or such other name as the Parties may agree) with an authorised share capital of US$10,000,000 divided into 10,000,000 ordinary shares of US$1.00 each;

(b)

the subscription by Tomen for 7,000,000 ordinary shares of US$1.00 each in the Company at par and the allotment and issue of such shares by the Company to Tomen against payment in full in cash and the entry of Tomen into the register of members in the books of the Company;

(c)

the subscription by ACL for 3,000,000 ordinary shares of US$1.00 each in the Company at par and the allotment and issue of such shares by the Company to ACL against payment in full in cash and the entry of ACL into the register of members in the books of the Company;

(d)

the adoption by the Company of the Articles of Association reflecting the terms of this Agreement or the alteration by the Company of the Articles of the Association reflecting the terms of this Agreement if the Articles of Association do not reflect them as at the date hereof, as the case may be and in either event, in the form of Appendix “A”, which for the purpose of identification has been signed on behalf of the Parties; and

(e) the holding of the first Board meeting of the Company to resolve the appointment of additional and/or new Directors.

2.2	The auditors of the Company shall be PricewaterhouseCoopers or such other accounting firm as may be appointed by the Company from time to time (“Auditors”).

2.3	The financial year end shall be from 1 April and 31 March in each year or such other period as the Board may from time to time determine.

2.4	The registered office of the Company shall be at Room 1701, 17/F., Tower 1, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong or as otherwise determined by the Board.

2.5	The Secretary of the Company shall be PYCO Limited or as otherwise determined by the Board from time to time.

2.6

If either Party fails to subscribe for the relevant shares in the Company in full in cash in accordance with Clause 2.1 above within 30 days of the date of the Certificate of Incorporation of the Company or any other later date that the Parties may agree, this Agreement shall automatically terminate forthwith.

2.7	The number of Shares held by Tomen and the number of Shares held by ACL shall at all times be in the proportion of 7:3.

2.8	All future issues of Shares shall be simultaneously subscribed for in cash by Tomen and ACL in the proportion of 7:3.

3.	ESTABLISHMENT OF THE PRC SUBSIDIARY

3.1	The Parties shall procure that the Company shall establish the PRC Subsidiary as soon as practicable after the incorporation of the Company.

3.2

The Parties shall procure that the PRC Subsidiary shall establish branch offices in Beijing and Shanghai and other places in China as soon as practicable as the Parties may agree from time to time. The PRC Subsidiary shall include such branch offices for the purpose of this Agreement unless otherwise specifically provided herein.

4.	BUSINESS OF THE COMPANIES AND CONTRIBUTIONS OF THE PARTIES

4.1

The business of the Companies shall be to carry on the business of purchasing semi-conductors and electronics parts from SECC and selling them onto customers in the Territory as a SECC’s distributor. The Companies may also purchase other products from other supplier(s) including SJC and sell them in the Territory as the Board may decide from time to time.

4.2

ACL shall procure Atlantic integrate its entire business relating to purchasing semi-conductors and electronics parts from SECC and selling them onto customers in Hong Kong and Shenzhen as a SECC’s distributor with that of the Company by transferring all of its business (including its customers but excluding employees) to the Company for no consideration with effect from 1 April 2012 (provided that any outstanding contracts with customers as at the date of such transfer will not be transferred to the Company and remain with Atlantic), failing which Tomen shall be entitled to terminate this Agreement forthwith by serving a Notice of Termination on ACL.

4.3

Tomen shall transfer some or all of its non-Japanese customers as it thinks appropriate and those agreed by ACL to the Company with effect from 1 April 2012 (provided that any outstanding contracts with such non-Japanese customers as at the date of such transfer will not be transferred to the Company and remain with Tomen), failing which ACL shall be entitled to terminate this Agreement forthwith by serving a Notice of Termination on Tomen.

4.4	During the continuance in force of this Agreement:-

(a) Tomen shall be responsible for arranging finance for the Companies as and when necessary in accordance with Clause 10.

(b) ACL shall be responsible for promoting the sale of the Products and developing new customers for the Companies in the Territory.

4.5

The Parties hereby acknowledge and agree that subject to the terms of this Agreement, neither of them shall be entitled to any fee, charge or other payment, compensation or reimbursement in connection with the provision of services or other assistance to the Companies except that subject to the Board approval, fees shall be payable by the Company or the PRC Subsidiary as the case may be to any executive Director(s) who takes care of the Companies’ day to day operation on a full time basis.

4.6

The Parties shall use their best endeavours to promote and extend the operation of the Company and the Business. The Parties shall consider the possibility of an initial public offering of shares in the Company on any appropriate stock exchange when the Company’s financial situation reaches the position where it may be able to satisfy the relevant listing criteria. In making the decision on such initial public offering the Parties shall take into account the merit of doing so from the Company’s perspective as well as from the Shareholders’ interest perspective.

5.	MANAGEMENT AND ADMINISTRATION OF THE COMPANY

5.1	The business of the Company shall be managed by the Board.

5.2	Except as otherwise provided herein, at any meeting of the Board, each Director shall have one vote, and all decisions of the Board shall be by a majority vote cast.

5.3	The maximum number of Directors shall be 7. Tomen shall have the right to appoint up to 5 Directors and ACL shall have the right to appoint up to 2 Directors.

5.4	The Parties shall procure the appointment as Directors of the appropriate persons as soon as practicable after establishment of the Company.

5.5	Tomen may, by written notice to the Company, remove any person it nominated as Director and appoint another person to be a Director in his stead.

5.6	ACL may, by written notice to the Company, remove any person nominated by it as Director and appoint another person to be a Director in his stead.

5.7

A Shareholder removing a Director shall be responsible for and shall indemnify the other Shareholder against any claim of whatever nature arising out of such removal. If a Shareholder ceases to hold any Shares, it shall procure the resignation of all the Director(s) appointed by it and shall indemnify the other Shareholder against any claims which may be brought by such Director(s).

5.8

Each of the Shareholders agrees to immediately remove any person nominated by it as a Director who is convicted of any criminal offence (wherever committed) involving dishonesty or who is otherwise disqualified as a Director pursuant to the Articles of Association.

5.9

Each Director shall be entitled to appoint one alternate (who need not be a Director) and each alternate shall have one vote for every Director whom he/she represents in addition to any vote of his/her own if he or she were a Director or a duly appointed alternate of another Director.

5.10	The Chairman of the Board shall be appointed by Tomen and shall be entitled to a second or casting vote.

5.11

The quorum for meetings of the Board (or any committee thereof) shall be three Directors or their nominated alternates present at the commencement and throughout the whole of the meeting provided that at least one Director appointed by each of Tomen and ACL are present. If within half an hour from the time appointed for a Board meeting a quorum is not present, the meeting shall be adjourned to such time and place as the chairman of the Board may determine or failing which, to the same day of the next week at the same time and place. At the adjourned meeting any two Directors present shall be a quorum.

5.12	Meetings of the Board (or any committee thereof) shall be held in Hong Kong or such other places and at such times as the Board (or any committee thereof) shall determine.

Not less than seven (7) days’ notice (or such other period of notice as may be agreed from time to time by all the Directors) of each meeting of the Board (or any committee thereof) specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to all Directors and alternate Directors provided that if Directors who would constitute a quorum at any meeting agree to a shorter period of notice then such meeting shall be deemed to be properly called.

5.13

Directors may participate in Board meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

5.14	Resolutions of the Board may be passed by written resolutions signed by all Directors.

6.	MANAGEMENT AND ADMINISTRATION OF THE PRC SUBSIDIARY

The provisions of Clause 5 above shall also apply to the management and administration of the PRC Subsidiary to the extent that is practicable. Any matters that are related to the management and administration of the PRC Subsidiary and that are not provided for in this Agreement shall be decided by the Board.

7.	EXECUTIVE OFFICERS

7.1

The Company shall have two executive officers, namely one of the Directors shall be appointed as “Chief Executive Officer/CEO” of the Company (“CEO”) from time to time and one of the Directors (who is not the CEO) shall be appointed as “Chief Financial Officer (“CFO”) of the Company from time to time. ACL shall be entitled to appoint a person from Directors nominated by it to be CEO of the Company from time to time and Tomen shall be entitled to appoint a person from Directors nominated by it to be CFO of the Company from time to time.

7.2

ACL agrees and acknowledges that the running and operation of the Companies shall be subject to the authorisation table designated by Tomen from time to time, the current one of which as at the date of this Agreement is attached in Appendix “B” (the “Authorisation Table”). The Parties shall procure (i) that the Board/CEO/CFO shall comply with the Authorisation Table when discharging their duties; (ii) that the Board/CEO/CFO as the case may be shall submit the relevant proposal to the relevant personnel at Tomen or the board of Tomen as the case may be before making any decision; and (iii) that the Board/CEO/CFO shall comply with any reasonable suggestion made by Tomen.

7.3

The Directors appointed as CEO and CFO shall be obliged to provide the Board with any information with regard to anything they do on behalf of the Company and to take any action as instructed by the Board, once such request has been made by the Board.

7.4	The Parties shall procure that each of the Directors appointed as CEO and CFO shall enter into a service agreement with the Company to ensure that they will comply with the provisions of this Clause.

8.	SHAREHOLDERS’ MEETINGS

8.1	The quorum for meetings of the Shareholders shall be two (2).

8.2	The voting shall be by poll.

8.3	Unless otherwise agreed by all the Shareholders, all Shareholders’ meetings will be held in Hong Kong.

8.4

At least 14 days’ written notice of each Shareholders’ meeting must be given to each Shareholder specifying the date, time and place of the meeting and the business to be transacted thereat provided that if all the Shareholders agree to a shorter period of notice, then such meeting shall be deemed to be properly called.

8.5	Shareholders’ resolutions may be passed by written resolutions signed by all Shareholders.

8.6

If within 30 minutes of the time fixed for any general meeting of the Company a quorum is not present, the meeting shall be adjourned for two weeks to the same time and place and if a quorum is not present at such adjourned meeting the quorum shall be deemed to have been satisfied with any Shareholder present at the adjourned meeting, and any resolutions passed at such adjourned meeting shall be deemed to be validly made.

9.	ACCOUNTING AND BOOKS OF ACCOUNT

9.1

The Parties shall procure that the Company shall keep true and accurate books of account and financial and related records in accordance with the Hong Kong generally accepted accounting principles (“HKGAAP”).

9.2	At the end of each financial year, the books of account and records of the Company shall be audited, at the expense of the Company, by the Auditors.

9.3

Within twenty (20) days after the end of each half of the Company’s financial year, the Shareholders shall cause the Company to submit, at the Company’s own costs, to each of the Shareholders an unaudited interim management accounts on the Company’s financial position (consolidated as well as unconsolidated if the Company has any subsidiaries and is required by HKGAAP to prepare consolidated accounts) in respect of such period.

9.4

Within six weeks after the end of each financial year of the Company, the Shareholders shall cause the Company to submit, at the Company’s own costs, to each of the Shareholders the annual business plan and the unaudited management accounts on the Company’s financial position (consolidated as well as unconsolidated if the Company has any subsidiaries and is required by HKGAAP to prepare consolidated accounts) in respect of such period.

9.5

Within ten weeks after the end of each financial year of the Company, the Shareholders shall cause the Company to submit, at the Company’s own costs, to each of the Shareholders draft accounts for the Company (consolidated as well as unconsolidated if the Company is required by HKGAAP to prepare consolidated accounts) and for the PRC Subsidiary as at the end of and for that period (the audited accounts for each financial year to be completed within six months of the end of the financial year), such accounts to include a detailed profit and loss account, balance sheet and cash flow statement, and movements on shareholders’ funds (in each case) with comparative figures for the preceding financial year, if applicable), to be prepared in accordance with the HKGAAP.

10.	FINANCE

10.1

If, in order to obtain borrowings for the Company (or the PRC Subsidiary as the case may be) on terms acceptable to the Company, it is necessary for such borrowings to be wholly or partially guaranteed, Tomen may (but is not obliged to) guarantee such borrowings provided that the Company (or the PRC Subsidiary) shall pay a fee acceptable to Tomen for providing such guarantee.

10.2	The Shareholders shall not be obliged to make loans to the Companies.

11.	DIVIDEND POLICY

Subject to the relevant laws and accounting requirements, profits of the Company will be distributed to the Shareholders by way of dividend provided that the Company has sufficient financial resources available in order to meet its normal working capital requirements, in particular, for the first three years of its commencement of the business.

12.	RESTRICTIONS AND UNDERTAKINGS

12.1	While both Shareholders are beneficially interested in any Share, each of them undertakes to the other that it will not directly or indirectly within the Territory:

(a)

carry on or be engaged or interested (except as the holder for investment of securities dealt in on a recognised stock exchange) in any business dealing with the existing suppliers of the Company competing with the Business;

(b)

solicit or entice away, or attempt to solicit or entice away, the customer or any person who is or was within the previous one year a customer of the Business for the purpose of offering to such customer goods or services similar to or competing with those of the Business; or

(c)

solicit or entice away or endeavour to solicit or entice away any Director or employee of the Companies, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company or the PRC Subsidiary;

provided that nothing herein shall preclude or restrict either Shareholder from:

(i) carrying on any activity carried on by it during the period of 12 months immediately preceding the date of this Agreement; or

(ii)

offering any service or goods similar to those previously supplied as part of the Business but subsequently discontinued and not supplied by the Company and/or the PRC Subsidiary at the time when such similar service or goods are offered.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1

Save as required by any applicable law, no Party shall disclose or communicate to any person (other than those with proper authority of the Company or the PRC Subsidiary for the purpose of a Party obtaining legal or other professional advice) or use or exploit for any purpose whatever knowledge or information concerning the business, finance or affairs relating to the other Party or the Company or the PRC Subsidiary or of any of their customers, clients or suppliers which the relevant Party may receive or acquire as a result of entering into this Agreement or its holding Shares, and each Party shall use all reasonable endeavours to prevent its officers and employees and any person under its direct or indirect control from so acting provided that Tomen may share such information with its group companies. This restriction shall continue to apply after the expiration or termination of this Agreement or such Party ceasing to be a Shareholder without limit in point of time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Party so restricted and provided that a Party shall be released from the above confidentiality obligations with regard to the Companies if it purchases the other Party’s Shares pursuant to the terms of this Agreement.

13.2

No public announcement or communication other than required by the relevant stock exchange and if so to the extent required by such stock exchange concerning this Agreement shall be made or despatched without the consent of the other Party.

13.3	ACL shall ensure that Atlantic shall comply with the provisions of 13.1 and 13.2 above.

14.	TERMINATION

14.1	The Parties may terminate this Agreement forthwith by serving a Notice of Termination in the following circumstances and in such event Clause 15 shall apply.

(a) Either Party may serve a Notice of Termination on the other at any time after the occurrence of any of the following events:

(i) a distress or execution or other legal process is levied or enforced upon or against any material part of the property, assets or revenues of the Company or the PRC Subsidiary or the other Party;

(ii)

an encumbrancer takes possession of, or a liquidator, administrator, receiver, manager or other similar officer is appointed of, the whole or any material part of the undertaking, property, assets or revenues of the Company or the PRC Subsidiary or the other Party;

(iii)

the Company or the PRC Subsidiary or the other Party becomes insolvent or is unable to pay its debts as they fall due within Section 178 of the Companies Ordinance; or takes any proceeding under any law for a readjustment or deferment of its obligations or any material part of them or makes or enters into a general assignment or an arrangement or composition with or for the benefit of its creditors or ceases or proposes to cease to carry on its business or any material part of its business;

(iv)

an order is made or an effective resolution passed for winding-up the Company or the PRC Subsidiary or the other Party or it is otherwise dissolved other than for the purposes of amalgamation or reconstruction with prior approval of the Party serving a Notice of Termination;

(v)

proceedings shall have been initiated against the Company, the PRC Subsidiary or the other Party under any applicable bankruptcy, insolvency or reorganization law and such proceedings shall not have been discharged within a period of 14 days of initiation;

		(vi)	any event occurs which under the laws of any country has an analogous effect to any of the events referred to above;

		(vii)	the Products cease to be available to the Companies for any reason;

(viii)

the profitability of the business of the Company and/or the PRC Subsidiary is not satisfactory in the opinion of either Party provided that a Party may not terminate this Agreement based on this ground on or before the third anniversary of this Agreement;

		(ix)	any of the events set out in Clause 14.2 occurs; or

		(x)	pursuant to Clause 4.2 or 4.3.

	(b)	A Party may serve a Notice of Termination on the other Party, if the other Party:

		(i)	is in material breach of its obligations hereunder; or

		(ii)	persistently commits breaches of its obligations hereunder which are not themselves material.

14.2

In the event that either of the Parties in good faith shall consider that, as a result of disagreement between them whatsoever (including a Party’s breach or possible breach of any terms of this Agreement), no satisfactory resolution of material points can be achieved, then such Party may serve upon the other a Notice of Termination.

14.3

This Agreement shall terminate and all rights and obligations of the Parties shall cease to have effect forthwith upon a Notice of Termination being served on a Party by the other Party, save that such termination shall be without prejudice to the accrued rights and liabilities of the Parties hereunder and without prejudice to the continued

existence and validity of their respective rights and obligations under Clauses 13, 16 and 17 and any provisions of this Agreement necessary for the interpretation or enforcement thereof.

14.4	This Agreement shall terminate in relation to any Party after such Party has ceased to be a Shareholder of the Company.

15.	TERMINATION NOTICE

15.1

If either Party is to serve a Notice of Termination for any reason it shall be entitled the serving Party either to offer to sell its entire Shares (and not only part) in the Company to the other Party or to offer to purchase the other Party’s Shares. The Parties shall as soon as possible and in any event within 30 days of the date of such Notice of Termination procure that the Referee shall certify to the Board in writing the Net Asset Value (the “Certified Price” for the purpose of this Clause 15) and the Referee shall act as experts and not as arbitrators and their certificate shall, in the absence of manifest error, be final, conclusive and binding on the Parties.

15.2

The Board shall notify the Parties of the Certified Price once it has received from the Referee upon which the relevant Party shall deliver a irrevocable offer to sell its Shares or to purchase the other Party’s Shares, as the case may be, to the other Party specifying the purchase or sale price equivalent to such Certified Price multiplied by the relevant number of the Shares to be sold or purchased (the “Sale Shares”) and the time and place for such transfer (the “Sale Notice”). Each of the Parties shall use its commercially reasonable endeavours to complete such transfer on or before the time specified in the Sale Notice.

15.3

If the Parties fail to sell or purchase the Sale Shares, as the case may be, within two months from the date of the Sale Notice (or any longer period as the Parties may agree in writing) howsoever and for any reason whatsoever, each of the Parties agrees that it shall thereupon procure that the Company shall (unless already in liquidation) be placed (and thereafter remain) in voluntary liquidation and each undertakes with the other to procure that the Board shall convene a meeting of shareholders to wind-up the Company within one month of the expiry of such two months period and each Party undertakes with the other to vote in favour of the resolution for winding up.

16.	SPECIAL LIABILITIES OF THE SHAREHOLDERS

In case the Company and/or the PRC Company are placed in liquidation for any reason, the Parties acknowledge that it is important that liabilities of the Company and the PRC Subsidiary (as the case may be) should be all settled to have a solvent liquidation to protect the Parties’ reputation and their other business and/or future business in the Territory. The Parties therefore hereby agree that if the Company and/or the PRC Subsidiary (as the case may be) do not have sufficient assets to pay off all its liabilities in the relevant liquidation each of the Parties shall bear such excess liabilities in proportion to its shareholding and with a view to having such liquidation completed as soon as possible.

17.	INDEMNITY

17.1

ACL shall not and shall procure that the Director nominated by it from time to time shall not, enter into any agreement whatsoever on behalf of the Company without prior approval of the Board (and of Tomen where applicable), failing which ACL hereby undertakes that it shall indemnify the Company and/or Tomen against any loss, damage and expense that they suffer arising from such failure.

17.2

Tomen shall not and shall procure that the Director nominated by it from time to time shall not, enter into any agreement whatsoever on behalf of the Company without prior approval of the Board (and of Tomen where applicable), failing which Tomen hereby undertakes that it shall indemnify the Company and/or ACL against any loss, damage and expense that they suffer arising from such failure.

18.	TRANSFER OF SHARES AND NO SECURITY

18.1	Neither Shareholder shall have the right to transfer any of its Shares unless in accordance with the provisions of this Agreement and the Articles of Association.

18.2

Save and except any transfers as a result of any call option granted to Tomen being exercised, a Shareholder who wishes to sell, transfer or otherwise dispose of its Shares shall be entitled to do so only, unless with the consent of the other Shareholder, in accordance with the following provisions.

18.3

In case a Shareholder (the “Offeror Shareholder”) wishes to sell, transfer or otherwise dispose of any Share or Shares (or any interest therein) the other Shareholder shall have the first priority right to purchase the Shares desired to be transferred (the “Offer Shares”). The Offeror Shareholder shall be entitled to sell, transfer or otherwise dispose of the Offer Shares only, unless with the consent of the other Shareholder, in accordance with the following provisions.

18.4

The Offeror Shareholder shall give notice in writing to the Company of such desire stating the number of Offer Shares and stating the price at which the Offeror Shareholder wishes to sell the Offer Shares or whether the sale is to be at the Net Asset Value (the “Transfer Notice”).

18.5

The Transfer Notice shall constitute the Company the Offeror Shareholder’s agent to offer and sell the Offer Shares to the other Shareholder (the “Offeree Shareholder”) at the price so fixed by the Offeror Shareholder, save that no transfer shall in any case be at more than such price as would (if calculated) be the Net Asset Value. If the Transfer Notice specifies the Net Asset Value, or the Directors deem appropriate, they shall forthwith instruct the Referee to determine the Net Asset Value. Such Net Asset Value determined by the Referee shall be final, conclusive and binding on the Shareholders.

18.6

If the Referee is instructed to determine the Net Asset Value the Company shall as soon as it receives the Referee’s report on the Net Asset Value serve a copy thereof on the Offeror Shareholder who may within 14 days after such service withdraw the Transfer Notice and cancel the Company’s authority to sell the Offer Shares by serving upon the Company written notice of withdrawal (provided that the foregoing shall not apply if the Transfer Notice has been deemed to have been served in accordance with Clause 18.4) or request the Company to change the offer price contained in the Transfer Notice to the Net Asset Value determined by the Referee. An Offeror Shareholder may not otherwise withdraw a Transfer Notice or cancel the Company’s authority to sell except with the consent of the Directors.

18.7

Within 14 days after the receipt of the Referee’s report or, in the circumstance that no Referee’s report is required, within 14 days after the receipt of the Transfer Notice, the Company shall give notice in writing (the “Offer Notice”) to the Offeree Shareholder of the number and transfer price of the Offer Shares (which is the price stated in the Transfer Notice or the Net Asset Value as the case may be) (the “Transfer Price”), inviting the Offeree Shareholder to state in writing (the “Acceptance Notice” (if the offer is accepted)) within 28 days from the date of the said notice whether it is willing to purchase at the Transfer Price, and if so what maximum number, of the Offer Shares (the “Offer Period”).

18.8

The Offeror Shareholder shall be bound to transfer the Offer Shares once the offer contained in the Offer Notice is accepted. Completion for the sale and purchase of the Offer Shares shall be taken place at the time and place agreed between the parties or failing which, at 12 noon on the first business day after 30 days from the date of the Acceptance Notice.

18.9

If the Offeror Shareholder, after becoming bound to transfer the Offer Shares, shall fail or refuse to do so, the Company may receive the purchase money and the Directors may authorise some person to execute a transfer of such Shares in favour of the Offeree Shareholder, and may cause the name of the Offeree Shareholder to be entered in the register of members as the holder of such Shares, and the Company shall hold the purchase money in trust for the Offeror Shareholder. The receipt of the Company for the purchase money shall be a good discharge to the Offeree Shareholder and after its name has been entered in the Register in purported exercise of the aforesaid power the validity of the proceedings shall not be questioned by any person. The Offeror Shareholder shall in such case be bound to deliver up its certificate(s) for the Offer Shares, and on such delivery shall be entitled to receive the said purchase price, without interest, and if such certificate comprises any Shares which it has not become bound to transfer as aforesaid the Company shall issue to it a balance certificate for such Shares.

18.10

If the offer for sale of the Offer Shares comprised in the Offer Notice is not accepted by the Offeree Shareholder within the Offer Period the Offeror Shareholder shall (at any time within 6 calendar months after the expiry of the Offer Period) be at liberty, subject to any other provisions of this Clause, to sell and complete the sale of all (but not only part of) the Offer Shares to any person and at any price not being less than the Transfer Price and on terms not more favourable than those offered to the Offeree Shareholder.

18.11

Notwithstanding the foregoing provisions of this Clause 18, the Directors may, in their absolute discretion and without assigning any reason therefor, decline to register a transfer of any Offer Shares to a person of whom they do not approve.

18.12	Unless with the prior written consent of the other Party, a Party shall not be entitled to create any mortgage, pledge, lien, charge or any other encumbrance on or with respect of any of its Shares, or its interest in any of its Shares.

19.	GENERAL

19.1

This Agreement contains the entire understanding between the Parties and supersedes any prior understanding and/or agreements between the Parties respecting the subject matter of this Agreement. There are no representations agreements arrangements or understandings oral or written between the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

19.2	Any variation to this Agreement shall be binding only if it is recorded in a document signed by all the Parties.

19.3

This Agreement shall be binding on and enure to the benefit of each Party and its successors and assigns but is personal to each Party. Accordingly, a Party may not, except with the prior written consent by the other Party, assign or transfer all or any of its rights, benefits, duties, undertakings or obligations hereunder.

19.4	Nothing herein shall be taken to constitute a partnership between the Parties or the appointment of one of the Parties as agent for the other.

19.5

The failure of a Party at any time or times to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party to require performance of that or any other provision and any waiver by a Party of any breach of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any other right under this Agreement.

19.6

Should any provision of this Agreement be declared void or unenforceable by any competent authority or court this shall not affect the other provisions of this Agreement which are capable of severance, which shall continue unaffected.

20.	NOTICES

20.1

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered mail or facsimile transmission to the respective addresses set out below or to such other address and/or number as may have been last notified in writing by such Party to the other Party hereto.

To	:	Tomen Devices Corporation

Address	:	8-12, Harumi 1-chome, Chuo-ku
Tokyo, 104-6230
Japan
Attention	:	Mr. Tsumaki Ichiro
Facsimile	:	(81)3 3536 7871

To	:	ACL International Holdings Limited

Address	:	Room 1701, 17/F, Tower 1, Enterprise Square
9 Sheung Yuet Road
Kowloon Bay, Kowloon
Hong Kong
Attention	:	Mr. Kenneth L Y Chan
Facsimile	:	(852)3666 9713

20.2

Any such notice or other document shall be deemed to have been duly given upon receipt if left or sent by facsimile transmission and in the case of notice sent by post it shall be deemed to have been given 3 days after posting. In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunication was properly received (as the case may be).

21.	AGREEMENT TO PREVAIL

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Memorandum and/or the Articles of Association for the time being in force, the terms of this Agreement shall prevail.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

23.	LEGAL EXPENSES

Each Party shall bear its own costs and expenses (including legal fees and expenses) incidental to the preparation and completion of this Agreement provided that the costs and expenses in relation to incorporation of the Company shall be borne by the Parties in equal shares. The costs and expenses (including legal fees and expenses) incurred by the Parties in relation to or the incorporation of the Companies shall be borne by the Company as its expense.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

24.2	The Parties hereto hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong in relation to any claim, dispute or difference which may arise hereunder.

AS WITNESS whereof the Parties have caused this Agreement to be duly executed.

SIGNED by Shizuka Ishikawa	)	/s/ Shizuka Ishikawa
for and on behalf of	)
TOMEN DEVICES CORPORATION	)
in the presence of:- Ichiro Tsumaki	)	/s/ Ichiro Tsumaki

SIGNED by Yang Chung Lun	)	/s/ Chung-Lun Yang
for and on behalf of	)
ACL INTERNATIONAL HOLDINGS	)
LIMITED	)
in the presence of:-)		/s/ Raymond N. M. Ng
Raymond N. M. Ng
Solicitor, Hong Kong SAR
Fung, Wong, Ng & Lam
Solicitors & Notaries